Exhibit 10.1

Amended and REstated EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 9, 2021 and amends and restates the Employment Agreement (the “Original Agreement”) entered into as of March 18, 2021 by and among Anna Malhari (the “Employee”), Mack-Cali UK Ltd. (the “Company”), an indirect subsidiary of Mack-Cali Realty Corporation, a Maryland corporation, with offices at Harborside 3, 210 Hudson Street, Suite 400, Jersey City, New Jersey 07311 (the “Parent”), and, with respect to Section 14, Parent.

WHEREAS, the parties desire to amend and restated the Original Agreement to reflect Employee’s promotion to Chief Operating Officer;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby amend and restate the Original Agreement as follows:

1.            Employment.

The Company hereby agrees to employ Employee, and Employee hereby agrees to accept such employment, upon the terms set forth in this Agreement.

2.            Term.

(a)          Employee’s employment commenced on the date of Original Agreement (“Effective Date”) and shall continue through December 31, 2023 (the “Term”). On each December 31 during the Term, commencing with December 31, 2023, the Term will be automatically extended for an additional one year, through the following December 31, unless either the Employee or the Company notifies the other in writing, not fewer than ninety (90) days prior to such December 31, that it has elected not to extend the Term, in which event the Term shall expire on such December 31.

(b)          Notwithstanding anything contained herein to the contrary: (i) Employee’s employment with the Company may be terminated by the Company or Employee at any time during the Term, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Employee’s employment following the expiration of the Term upon such terms and conditions as may be mutually agreed.

3.            Duties and Responsibilities.

(a)           At the commencement of the Term, Employee served in the position of Senior Vice President and Chief Administrative Officer of Parent, reporting directly to the Chief Executive Officer (“CEO”) of the Parent. Commencing on the date of this Agreement (the “Promotion Date”) and continuing during the remainder of the Term, Employee shall serve in the position of Executive Vice President and Chief Operating Officer of Parent, reporting directly to the CEO. Employee shall perform such duties, functions and responsibilities for Parent and its Subsidiaries (together, the “Company Group”) commensurate with the Employee’s position at the time and as reasonably and lawfully directed by the CEO.

(b)          Employee shall devote Employee’s full business time and attention and full diligence and vigor and good faith efforts to the affairs of the Company and Employee shall not engage in any other business duties or pursuits or render any services of a professional nature to any other entity or person, or serve on any board of directors, without the prior written consent of the CEO.

(c)           Employee’s principal place of employment shall initially be the Company’s offices in London, United Kingdom. However, Employee may, at any time during the Term, determine to relocate to Parent’s headquarters in Jersey City, New Jersey, United States (the “Headquarters”). In addition, if, on or after January 1, 2022, the CEO reasonably concludes that it is in the best interests of the Company Group for Employee to relocate her principal place of employment to Headquarters, then the CEO may require Employee to so relocate to Headquarters (subject to an applicable U.S. work visa having been issued to Employee), and Employee will have eight (8) months within which to so relocate; provided that, if Employee refuses or fails to relocate within such eight (8) month-period following such determination and an applicable U.S. work visa has been issued, then Employee will be deemed to have resigned without Good Reason pursuant to Section 5(c) hereof; provided, further, that this sentence shall cease to apply upon consummation of a Change in Control (as defined below). Employee shall cooperate with the Company to complete the U.S. work visa application process as quickly as reasonably practicable.

4.            Compensation and Benefits.

(a)          Base Salary. During the Term, the Company shall pay Employee an annual base salary (“Base Salary”), payable in installments consistent with the Company’s normal payroll practices, subject to applicable withholding and other taxes. From the Effective Date to the start of the month in which the Promotion Date occurs, the Base Salary shall be $275,000, and as of the start of the month in which the Promotion Date occurs the Base Salary shall be increased to $300,000.

(b)          Annual Bonus. In addition to the Base Salary, for each calendar year during the Term, Employee shall be entitled to receive annual cash incentive compensation (an “Annual Bonus”) in an amount equal to: (i) fifty percent (50%) of her then current Target Bonus (as defined below), if threshold performance is attained, (ii) one hundred percent (100%) of her then current Annual Base Salary (the “Target Bonus”), if target performance is attained, or (iii) one hundred fifty percent (150%) of her then current Target Bonus, based on the achievement of performance goals to be established by the Company in the same manner and at the same time that performance goals are established for other senior officers of Parent and determined in the sole discretion of the Company. For performance between threshold and maximum levels, the Annual Bonus will be determined on the basis of linear interpolation. Employee’s annual bonus for 2021 will not be prorated and shall be based on the Base Salary as of the Promotion Date. Payment of Annual Bonuses to Employee, if any, shall be made in the same manner and at the same time that other senior officers of Parent receive their annual bonus awards, but in any event on or before March 15th following the end of the applicable performance year, provided that Employee remains employed at the time the Annual Bonuses are paid to all other senior officers of Parent.

(c)          LTI Awards. Each calendar year during the Term (including 2021), Employee shall be eligible for an annual long-term incentive award (each, an “LTI Award”) under Parent’s then-current equity incentive plan, granted at the same time as LTI Awards are granted to other senior executives of Parent (it currently being intended that such grants will be made in the first quarter of each calendar year). For 2021, Employee’s LTI Award will have an annual aggregate grant date fair value of $300,000 (including an additional $100,000 to be granted in connection with the Promotion Date) with vesting schedules and performance goals consistent with those established for other senior executives of the Parent and subject to the terms and conditions of an applicable award agreement; it being understood that Executive’s additional $100,000 LTI Award will be 50% time based and 50% performance based in a manner consistent with the other EVPs of the Company.

(d)          Sign-On Bonus. Employee will receive a one-time cash sign-on bonus of $100,000 (the “Sign-On Bonus”), payable within thirty (30) days subsequent to the Effective Date. In the event that the Company terminates Employee’s employment for Cause (as defined below), or Employee resigns without Good Reason (as defined below), in each case prior to the first anniversary of the Effective Date, Employee will be required to repay the Sign-On Bonus to the Company (in full within ninety days following termination).

(e)          Taxes and Withholding; Currency. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder to Employee or her estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company Group may reasonably determine it should withhold pursuant to any applicable law or regulation, including any applicable UK income tax and employee’s national insurance contributions. In lieu of withholding such amounts, in whole or in part, the Company Group may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied. The Company Group will satisfy its obligations to make employer national insurance contributions in the UK. All monetary amounts in this Agreement are denoted in United States dollars ($ or USD) but, unless and until the relocation to Headquarters contemplated by Section 3(c) has occurred, all cash amounts to be paid to Employee through payroll shall be made in British pounds sterling (£ or GBP). Any payments to Employee hereunder made in GBP shall be converted from USD to GBP based on the applicable spot rate used by the Company Group’s applicable payroll provider for each such payment. The Company and Employee acknowledge that Employee’s tax profile is different from Company Group employees in the United States. Accordingly, annual LTI awards will be in the form of restricted share units and performance share units unless otherwise mutually agreed. It is understood that the Company Group is not providing tax equalization.

(f)          Additional Benefits. In addition to the compensation specified above and other benefits provided pursuant to this Section 4, Employee shall be entitled to the following benefits:

(i)            participation in any health insurance, disability insurance, paid vacation, group life insurance or other welfare benefit program, or deferred compensation, retirement or other benefit plans made generally available to executives of the Company or Parent (as applicable) serving in the Employee’s home jurisdiction, subject to the general eligibility and participation provisions set forth in such plans (and the Company shall use commercially reasonable efforts to establish a Company health insurance program for Employee and her dependents in the Employee’s home jurisdiction, which also includes coverage in the United State, within thirty (30) days following the Effective Date, with the cost of such health insurance to the Company not to exceed $25,000 per calendar year);

(ii)            reimbursement for reasonable and documented business expenses upon the submission of proper substantiation by Employee, and subject to Company guidelines, in the course of and pursuant to the business of the Company (which shall include applicable business class travel and accommodations for required travel to the Parent Headquarters unless Employee relocates in accordance with Section 3(c));

(iii)           reasonable assistance with respect to Employee’s income tax returns in the United States and the United Kingdom in connection with payments and benefits under this Agreement (such services being intended to ensure Employee maintains tax compliance in these jurisdictions and to assist Employee with understanding her personal tax obligations and not extending to personal tax advisory or consulting services); and

(iv)          reasonable relocation assistance consistent with customary practice in the event Employee relocates to Headquarters, but not to exceed $50,000 in the aggregate.

5.            Termination of Employment.

(a)           Termination. Employee’s employment pursuant to this Agreement will terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by the Company by reason of Employee’s Disability, (iii) termination by the Company with or without Cause, or (iv)  termination by Employee with or without Good Reason. A non-extension of the Term in accordance with Section 2, (A) if initiated by the Company, shall be considered a termination of Employee’s employment by the Company without Cause, and (B) if initiated by Employee, shall be considered a resignation of Employee without Good Reason.,

(b)           Notice of Termination. Any termination of Employee’s employment by the Company (other than on account of death) or any such termination by Employee shall be communicated by written Notice of Termination to the other party identifying the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated. In the event of the termination of Employee’s employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

(c)          Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)             “Cause” shall mean the commission by Employee of any of the following acts or omissions:

(1)         willful and continued failure to use best efforts to substantially perform her duties to the Company Group (other than any such failure resulting from Employee’s incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Employee has not substantially performed her duties;

(2)         material and continued failure to comply with Employee’s obligations under any written policy of the Company applicable to senior Employees as approved by the Board from time to time for a period of thirty (30) days after written demand for substantial compliance is delivered by the Company specifically identifying the manner in which the Company believes Employee has not substantially complied;

(3)        any act of fraud, embezzlement, misappropriation, or misuse for personal benefit of the assets or property of the Company Group; or

(4)         a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof or an equivalent crime under the laws of any non-United States jurisdiction.

For purposes of this Section 5(c)(i), no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in furtherance of, or not opposed to, the interests of the Company Group.

(ii)            “Change in Control” shall mean that any of the following events has occurred:

(1)        any “person” or “group” of persons (as such terms are used in Sections 13 and 14 of the Exchange Act) other than any member of the Company Group, or any employee benefit plan sponsored by the Company Group, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the shares of common stock of Parent issued and outstanding immediately prior to such acquisition;

(2)        any shares of common stock of Parent are purchased pursuant to a tender or exchange offer, other than an offer by Parent, that results in any “person” or “group” of persons (as such terms are used in Sections 13 and 14 of the Exchange Act) becoming the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the shares of common stock of Parent issued and outstanding immediately prior to such tender or exchange offer;

(3)         individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that (x) any person becoming a member of the Board after the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without minuted objection to such nomination) shall be an Incumbent Director and (y) no individual initially elected or nominated as a member of the Board after the date of this Agreement as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person (as such term is used in Sections 13 and 14 of the Exchange Act) other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or proxy contest, shall be deemed an Incumbent Director; or

(4)         the dissolution or liquidation of Parent or the consummation of any merger or consolidation of Parent or any sale or other disposition of all or substantially all of its assets, in each case, if the shareholders of Parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 under the Exchange Act), immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) representing less than 50% of the voting power of the surviving, successor or acquiring entity (or the ultimate parent entity thereof).

(iii)            “Change in Control Period” shall mean the period commencing on the earlier of (i) the date that a Change in Control is consummated or (ii) three (3) months prior to the date that a Change in Control occurs (provided it is actually consummated), and in either case ending on the first anniversary of the Change in Control.

(iv)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(v)            “Disability” shall mean the inability of Employee, as a result of any medically determinable physical or mental disease, injury, or congenital condition, to substantially perform her principal duties to the Company Group, with or without reasonable accommodation, for a continuous period of one hundred and eighty (180) days, or periods aggregating two hundred and seventy (270) days in any twelve (12) month period.

(vi)           “Good Reason” shall mean, without the express written consent of Employee, the occurrence of any of the following circumstances during the Term:

(1)         the material diminishment of Employee’s authority, duties or responsibilities, including a change in reporting structure;

(2)         a material reduction in Employee’s Annual Base Salary;

(3)         a material change in the geographic location at which the Employee must perform the services under this Agreement, other than the relocation contemplated by Section 3(c); or

(4)         the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement.

Notwithstanding the foregoing, Employee shall not be considered to have resigned for Good Reason unless Employee gives the Company written Notice of Termination in accordance with Section 5(b), specifying in reasonable detail the circumstance constituting Good Reason, not more than thirty (30) days after the occurrence of such circumstance, the Company fails to cure such circumstance within thirty (30) days after receipt of such notice, and Employee resigns her employment within ten (10) days following the expiration of the cure period.

(vii)          “Termination Date” shall mean the date on which Employee’s employment is terminated for any reason.

6.           Severance Benefits.

(a)          Death or Disability. Upon a termination of Employee’s employment by reason of death or Disability, Employee (or the representative of her estate) shall be entitled to receive the following payments and benefits, provided that the payments and benefits described in Section 6(a)(vi) and (vii) shall be subject to her execution of a release as described in Section 7 and except as otherwise provided in Sections 11(h) and 13(f):

(i)             all accrued but unpaid Base Salary through the Termination Date;

(ii)            any unpaid or unreimbursed expenses incurred in accordance with Company policy to the extent incurred during the Term;

(iii)           any accrued but unpaid benefits provided under the Company’s employee benefit plans (not including any severance, separation pay, or supplemental unemployment benefit plan), subject to and in accordance with the terms of those plans;

(iv)           any earned but unpaid Annual Bonus in respect of any completed fiscal year that has ended on or prior to the Termination Date;

(v)            rights to indemnification and advancement by virtue of Employee’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with the terms thereof;

(vi)           an amount equal to Employee’s Target Bonus for the year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in such year through and including the Termination Date, and the denominator of which is the total number of days in such year, payable in a single lump sum as soon as practicable after the Termination Date; and

(vii)          the treatment provided for in the respective terms of all then outstanding LTIP Awards and other equity-based compensation.

(b)          Termination Without Cause, or Resignation for Good Reason. In the event that during the Term (i) the Company terminates Employee’s employment for any reason other than Cause or Disability, or (ii) Employee resigns for Good Reason, Employee shall be entitled to receive the following payments and benefits, subject to her execution of a release as described in Section 7 and except as otherwise provided in Sections 11(h) and 13(f):

(i)            all payments and benefits described in Section 6(a);

(ii)          a lump sum cash payment in an amount equal to one and one-half (1.5) times the sum of (A) Employee’s Annual Base Salary immediately prior to the Termination Date, and (B) Employee’s Target Bonus for the year during which the Termination Date occurs, payable as soon as practicable after the Termination Date; provided, however, that if such termination occurs during a Change in Control Period, the lump sum cash payment shall be in an amount equal to two (2) times the sum of (A) Employee’s Annual Base Salary immediately prior to the Termination Date, and (B) Employee’s Target Bonus for the year during which the Termination Date occurs; and

(iii)            if Employee elects, on behalf of herself or her eligible dependents, to continue medical coverage under any applicable medical plan of the Company Group, up to a maximum of eighteen (18) months of such coverage in Employee’s home jurisdiction at such after-tax cost to Employee as would be paid by an active employee for comparable coverage (the “Medical Continuation”); provided, however, that (A) such obligation may be satisfied in part pursuant to Section 4980B of the Code or any other applicable law in Employee’s home jurisdiction as the Company Group determines appropriate, (B) if Employee’s continuation coverage is terminated for any reason other than dictate of governing law prior to the end of such eighteen (18) month period, the Company’s obligations under this Section 6(b)(iii) shall terminate, and (C) to the extent governing law would limit the Company Group’s ability to provide Medical Continuation (including through the disqualification of the Company Group’s medical plans from appropriate tax treatment), Parent and Employee will negotiate in good faith to provide Employee with the financial benefit of the limited Medical Continuation;

(iv)           With respect to then-outstanding and unvested LTI Awards that vest soley based on the passage of time, a prorated portion of each such LTI Award that is scheduled to vest on the next regularly scheduled vesting date shall vest, with such proration based on the quotient obtained by dividing (x) the number of days elapsed between the previous vesting date (if none, the grantdate of the LTI Award) and the date of Employee’s termination of employment by (y) the total number of days between the previous vesting date (if none, the grant date) and such next regularly scheduled vesting date; and

(v)           With respect to then-outstanding and unvested LTI Awards the vest in part on the basis of the satisfaction of performance conditions, (x) if the applicable performance period has not been completed on the date of such termination, then Employee shall be eligible to vest at the conclusion of the applicable performance period in a prorated amount of each such LTI Award, based on the amount of time that Employee remained employed hereunder during the applicable performance period and actual performance at the conclusion of the applicable performance period, and (y) if the applicable performance has been completed on the date of such termination, then Employee shall immediately vest as of the date of such termination in the amount of such LTI Award that was earned based on actual performance over the applicable performance period (with any further time-based vesting requirements that would otherwise apply following the conclusion of such performance period waived).

Notwithstanding anything to the contrary in this Agreement, Employee acknowledges and agrees that the severance payments and benefits set forth in this Section 6(b) are provided in lieu of, and not in addition to, any notice period required to be given prior to Employee’s termination of employment under any applicable law. If any such notice period is required, Employee further acknowledges and agrees that the severance payments in this Section 6(b) shall be reduced on a dollar-for-dollar basis by any salary payments paid by the Company to Employee, the length of the Company’s subsidy for Medical Continuation in this Section 6(b) shall be reduced on a day-for-day basis for the time elapsed, and any prorated vesting for which Employee is eligible pursuant to the terms of any outstanding LTIP Awards and other equity-based compensation shall be reduced on a day-for-day basis for the time elapsed, in each case during the pendency of such notice period.

(c)            Termination for Cause or Resignation by Employee without Good Reason. In the event the Company terminates Employee’s employment for Cause, or Employee resigns without Good Reason prior to the expiration of the Term, Employee shall only be entitled to receive the payments and benefits described in Section 6(a)(i)-(v).

7.             Release.

Notwithstanding anything to the contrary above, all benefits and payments that may become payable pursuant to Section 6 other than those described in Section 6(a)(i)-(v) are conditioned on Employee, or the representative of her estate, executing and not revoking a release agreement, in the form attached hereto as Exhibit A (which shall additionally include, if requested by the Company, a customary United Kingdom release of claims in a form acceptable to Parent (but with no additional post-termination obligations on Employee to those set out in this Agreement and Exhibit A) and compliant with the provisions of section 203 of the Employment Rights Act in the United Kingdom (together, the “Release”)) and the period provided in such Release having expired without Employee exercising her right to revoke, not later than sixty (60) days after the Termination Date, and if Employee fails to execute such Release, revokes the Release, or the revocation period has not yet expired by the end of such sixty (60) day period, Employee shall have no right to any such payment or benefit.

8.             Adjustment of Payments and Benefits.

(a)           Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided to Employee by the Company Group would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided in Section 6 shall be reduced to the minimum extent necessary so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state, local or non-U.S. taxes). In the event that any payment or benefit intended to be provided under Section 6 is required to be reduced pursuant to this Section 8, the reduction shall occur in the following order: (i) by first reducing or eliminating the portion of the payments which are not payable in cash and are not attributable to equity awards (other than that portion of the payments subject to clause (iv) below), (ii) then by reducing or eliminating cash payments (other than that portion of the payments subject to clause (iv) below), (iii) then by reducing or eliminating the portion of the payments which are not payable in cash and are attributable to equity awards (other than that portion of the payments subject to clause (iv) below) and (iv) then by reducing or eliminating the portion of the payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(b)           The determination of whether any payment or benefit shall be reduced as provided in Section 8(a) and the amount of such reduction shall be made at the Company Group’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with supporting calculations and documentation, to the Company Group and Employee within forty-five (45) days after Employee’s final day of employment, which Determination, absent manifest error, shall be binding, final and conclusive upon the Company Group and Employee. If the Accounting Firm determines that the payments and benefits to be provided to Employee will not result in any Excess Parachute Payments, it shall furnish Employee with an opinion to that effect. If the Accounting Firm determines that the payments and benefits to be provided to Employee will result in Excess Parachute Payments, it shall furnish the Employee with an opinion that no Excess Parachute Payments will be made after the reductions contemplated by this Section 8(b).

9.             Confidential Information.

(a)            Employee understands and acknowledges that during her employment with the Company Group, she will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company Group. Employee shall hold in confidence for the benefit of the Company Group such Confidential Information obtained by Employee during her employment with the Company Group and shall not, directly or indirectly, at any time, either during or after her employment with the Company Group terminates, without the Company’s prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Company Group or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except in furtherance of the performance of her duties for the Company Group or as otherwise required by law, court order or an order of any governmental authority. Employee such take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b)           The term “Confidential Information” shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company Group or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Employee on behalf of the Company Group or its predecessors.

(c)            Notwithstanding any other provision of this Agreement, Employee understands that she may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to a court order. In addition, nothing in this Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the US Congress, and any agency Inspector General, or making other disclosures or receiving an award for information provided to any governmental agency or entity, in each case that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures described in the preceding sentence and is not required to notify the Company that Employee has made such reports or disclosures.

10.          Return of Documents.

Except for such items which are of a personal nature to Employee (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company Group, shall not be copied, summarized, extracted from, or removed from the premises of the Company Group, physically or electronically, except in pursuit of the business of the Company Group, and shall be delivered to the Company, without retaining any copies, upon the termination of Employee’s employment or at any time as requested by the Company.

11.          Non-Compete; Non-Solicitation; Non-Disparagement.

(a)           During the Term, and for a one (1) year period thereafter, regardless of the reason for termination, Employee shall not, directly or indirectly, anywhere in the United States, engage in, or own, invest in, manage or control any venture or enterprise primarily engaged in any office-service, flex, or office property development or acquisition activities that are competitive with the activities of the Company Group. Nothing herein shall prohibit Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a company or other entity engaged in such business which is publicly traded, so long as she has no active participation in the business of such company or other entity.

(b)           If, at the time of enforcement of this Section 11, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(c)            Employee agrees that during the Term, and for a one (1) year period thereafter, regardless of the reason for termination, Employee will not, without written consent of the Company Group, directly or indirectly, including causing, encouraging, directing or soliciting any other person to, contact, approach or solicit (other than, so long as Employee continues to be employed by the Company Group and makes such contact, approach or solicitation made on behalf of the Company Group) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is or has been employed or retained in the operation of the Company Group’s business during the period commencing three (3) months prior to the date of such hiring or offering of employment, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any person that is a current or former customer, supplier or other business relation of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part or reduce the amount of business with the Company Group.

(d)            Employee agrees not to disparage the Company Group or its past and present investors, officers, directors or employees.

(e)            Employee acknowledges and agrees that (i) Employee’s obligation to comply with the restrictions in this Section 11 shall be independent of any obligation owed to Employee by the Company Group (whether under this Agreement or otherwise), and specifically shall not be dependent upon whether Employee is entitled to any form of severance pay or benefits pursuant to this Agreement or otherwise, (ii) no claim against the Company Group by Employee (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by the Company Group of the restrictions in this Section 11, (iii) the time limitations and the geographic scope on the restrictions in this Section 11 are reasonable, (iv) the restrictions imposed under this Section 11 are reasonably necessary for the protection of the Company Group and its goodwill, Confidential Information, and other legitimate business interests and do not impose a greater restraint than necessary to provide such protection, (v) that through this Agreement, Employee shall receive adequate consideration for any loss of opportunity associated with the restrictions of this Section 11, and (vi) that the provisions of this Section 11 and its subparts provide a reasonable way of protecting the Company Group’s business value.

(f)            In the event that Employee breaches any covenant, obligation or duty in this Section 11, any such duty, obligation, or covenant to which the parties agreed by this Section 11 shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Employee’s duties and obligations as agreed by this Section 11 shall continue upon the effective date of any such settlement, or judicial or other resolution.

(g)            Upon any material breach by Employee of any of the provisions of Section 9, 10 or 11, Employee shall immediately, permanently and irrevocably forfeit without payment of consideration of any kind any and all rights to any of the benefits and payments otherwise payable to Employee pursuant to this Agreement (other than those set forth in Section 6(a)(i)-(v)). In addition, in view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company Group to be protected under Sections 9, 10 and 11, Employee understands and agrees that the Company Group could not be reasonably or adequately compensated in damages in an action at law for Employee’s breach of Employee’s obligations (whether individually or together) under Sections 9, 10 or 12. Accordingly, Employee specifically agrees that the Company Group shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Sections 8, 10 and 11, and that such relief may be granted without the necessity of proving actual damages, and without bond. EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN SECTIONS 9, 10 AND 11 ARE ESSENTIAL AND MATERIAL TO THIS AGREEMENT, AND THAT UPON BREACH OF SECTION 9, 10 OR 11 BY EMPLOYEE, THE COMPANY GROUP IS ENTITLED TO WITHHOLD PROVIDING PAYMENTS OR CONSIDERATION, TO EQUITABLE RELIEF TO PREVENT CONTINUED BREACH, TO RECOVER DAMAGES AND TO SEEK ANY OTHER REMEDIES AVAILABLE TO THE COMPANY GROUP. This provision with respect to injunctive relief shall not, however, diminish the right of the Company Group to claim and recover damages or other remedies in addition to equitable relief.

12.           Company Successors.

This Agreement may not be assigned by the Company except to a successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business and/or assets, and the Company shall require any such successor to assume expressly and agree to perform under this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

13.           Miscellaneous Provisions.

(a)            Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the first business day after being sent by reputable overnight courier, or on the third business day after being mailed by registered or certified mail, return receipt requested and postage prepaid, and addressed to Employee at the address shown on the Company’s personnel records, or to the Company at the address set forth below, or such other address as a party shall give notice of by notice given in the same manner:

Mack-Cali Realty Corporation
Harborside 3

210 Hudson Street, Suite 400

Jersey City, New Jersey 07311

Attn: Gary T. Wagner, General Counsel

(b)           Entire Agreement. This Agreement contains all the legally binding understandings and agreements between Employee and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties, including, without limitation, the Original Agreement and any offer letter or term sheet related to the Original Agreement or this Agreement; provided, that the terms and provisions of Exhibit B attached hereto shall apply as though fully stated herein unless and until Employee relocates to Headquarters pursuant to Section 3(c).

(c)            Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d)            Interpretation. When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof” mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”. The headings of the sections or subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a term of the Agreement and shall not affect the construction or interpretation of this Agreement.

(e)            Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(f)             Section 409A of the Code. To the extent applicable, it is intended that payments and benefits provided for hereunder be exempt from or comply with Section 409A of the Code and the guidance promulgated thereunder (collectively, “Section 409A”). This Agreement shall be administered in a manner consistent with this intent and if Employee or the Company believes, at any time, that any of such payment or benefit is not exempt or does not so comply, Employee or the Company shall promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on Employee and on the Company) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. In furtherance of the foregoing, the following provisions shall apply notwithstanding anything to the contrary in this Agreement:

(i)             To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation §1.409A-2(b)(2)(iii).

(ii)            If Employee becomes entitled to receive any payment that constitutes deferred compensation subject to Section 409A upon a termination of employment, and such termination of employment does not constitute a “separation from service” as defined in Section 409A, payment of such amount shall be deferred, without interest, and paid on the earlier of the date Employee incurs a separation from service, as so defined (subject to subsection (f)(iii)) below, or the date of Employee’s death.

(iii)           If Employee is a “specified employee”, as defined in Section 409A on the date she incurs a separation from service, any amount that becomes payable by reason of such separation from service that constitutes deferred compensation subject to Section 409A, including any amount deferred pursuant to subsection (f)(ii) above, shall be deferred, without interest, and paid on the earlier of the first business day of the seventh month following the month that includes Employee’s separation from service, or the date of Employee’s death.

(iv)           If the sixty (60) day period described in Section 7 ends in the calendar year following the year that includes the Termination Date, no amount that is subject to Section 409A, the payment of which is dependent upon the execution of the Release, shall be paid until the first business day of the calendar year following the year that includes the Termination Date, regardless of when the Release is signed.

(v)               Any reimbursement of any expense payable to Employee that constitutes taxable income shall be paid not later than the last day of the year following the year in which the expense is incurred, and all reimbursements and in-kind benefits shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv).

(vi)             The Company shall not be obligated to guarantee any particular tax result for Employee with respect to any payment or benefit provided to Employee hereunder, and Employee shall be responsible for any taxes, additional taxes or penalties imposed on Employee in connection with any such payment or benefit with respect to Section 409A or any other obligation to pay taxes.

(g)                Indemnification. In the event Employee is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of Employee’s employment with or serving as an officer or director of Parent, whether or not the basis of such Proceeding is alleged action in an official capacity, Parent shall indemnify, hold harmless and defend Employee to the fullest extent authorized by Maryland law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by Employee in connection with a Proceeding (including, without limitation, all reasonable legal fees incurred) and such indemnification shall continue as to Employee even after Employee is no longer employed by the Company Group and shall inure to the benefit of her heirs, executors, and administrators. The indemnification provisions of this Section 13(g) shall not supersede or reduce any indemnification provided to Employee under any separate agreement, or the by-laws of Parent since it is intended that this Agreement shall expand and extend Employee’s rights to receive indemnity.

(h)                Modification or Waiver. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Employee in the exercise of any of its respective rights or remedies shall operate as a waiver and no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

(i)                 Survival. The respective rights and obligations of the parties hereunder shall survive Employee’s termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(j)                 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its principles of conflicts of laws. The parties agree that any dispute regarding the terms of this Agreement and/or Employee’s employment shall be resolved in the state or federal courts located in New Jersey.

14.               Parent Guarantee.

     Parent hereby irrevocably and unconditionally guarantees all liabilities and debts of the Company pursuant to this Agreement. Parent shall pay to Employee from time to time on demand a sum of money which the Company is at any time liable to pay to Employee under or pursuant to this Agreement and which has not been paid at the time the demand is made. To the extent Parent satisfies any obligation of the Company pursuant to this Agreement, Parent shall assume, for its own benefit, Employee’s right to enforce such obligation against the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MACK-CALI REALTY CORPORATION		EMPLOYEE

By:	/s/ Gary T. Wagner	/s/ Anna Malhari
	Name: Gary T. Wagner	Anna Malhari
Title: General Counsel and Secretary

Exhibit A

RELEASE

Reference is made to that certain Employment Agreement, dated as of March 2, 2021 (the “Agreement”), by and among Anna Malhari (“Employee”), Mack-Cali UK Ltd. (the “Company”), and Mack-Cali Realty Corporation, a Maryland corporation (the “Parent”). Capitalized terms used in this Release and not defined herein shall have the meanings assigned to them in the Agreement.

In further consideration of the covenants undertaken pursuant to the Agreement, including, without limitation, the payments and benefits described therein, Employee hereby waives, releases and forever discharges the Company and any of its predecessors, parents, subsidiaries, affiliates and related companies, and all of their respective past and present parents, subsidiaries and affiliates, and all of their respective past and present employees, directors, officers, members, attorneys, representatives, insurers, agents, shareholders, successors and assigns (individually and collectively, the “Company Releasees”), from and with respect to any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which Employee now has, ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Employee, from the beginning of time until the Termination Date. Without limiting the generality of the foregoing, this waiver, release and discharge includes any claim or right asserted or which could have been asserted by Employee against the Company and/or any of the Company Releasees based upon or arising under any federal, state or local tort, fair employment practices, equal opportunity, or wage and hour laws, including, but not limited to, the common law of the State of New York and the State of New Jersey, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the New York Labor Law, the New Jersey Law Against Discrimination, the New Jersey Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the Employee Retirement Income Security Act of 1974, including all amendments thereto.1

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Employee of: (i) any claim or right that may first arise after the Termination Date; (ii) any right to payments or benefits pursuant to Section 6 of the Agreement that will be due to Employee upon the due execution and delivery, and nonerevocation, of this Release in accordance with Section 7 of the Agreement; (iii) any claim or right to indemnification, advancement, defense or reimbursement that Employee may have pursuant to any applicable indemnification agreements, any applicable D&O policies or any similar insurance policies, Parent’s bylaws, as amended, or under applicable law; or (iv) any claim Employee may have as a stockholder of Parent.

1 If requested by Parent, to additionally include a customary United Kingdom release of claims in a form acceptable to Parent and compliant with the provisions of section 203 of the Employment Rights Act in the United Kingdom.

Employee acknowledges that she has a right by written notice to the Company in accordance with the notice provisions set forth in Section 13(a) of the Agreement to revoke this Release within seven (7) days after delivery thereof, which revocation shall result in the consequences set forth in the Agreement, including, without limitation, Section 7 thereof.

Dated: ___________

Anna Malhari

Exhibit B

UK EMPLOYMENT TERMS

Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply:

(a)               No previous employment with the Company or any other employer forms part of Employee’s continuous employment with the Company.

(b)               There are no collective agreements applicable to this Agreement.

(c)               The Employee shall work such hours as are necessary for the proper performance of her duties, having regard to the seniority of her position and the fact that the Company’s Headquarters are in the State of New Jersey in the United States of America. Employee agrees that the nature of her position is such that her working time cannot be measured and, accordingly, that her employment falls within the scope of Regulation 20 of the Working Time Regulations 1998.

(d)               In addition to public holidays for England and Wales, Employee is entitled to 20 working days’ paid vacation in each vacation year (which runs from January to December) to be taken at such time or times as may be agreed in advance by the Company or Parent. Employee may not, except with prior permission from the Company or Parent, carry forward any accrued but unused part of her paid vacation entitlement to a subsequent holiday year. In the first and final vacation years of Employee’s employment, her entitlement to paid vacation shall be calculated on a pro rata basis rounded up to the nearest half day. Employee will be entitled on termination to pay in lieu of any vacation entitlement accrued but untaken during that vacation year. If Employee has taken paid vacation in excess of her accrued entitlement, the Company will be entitled to deduct from any sum payable by the Company to Employee a sum representing such excess taken.

(e)               The Company shall comply with applicable employer pension duties, and shall deduct any employee contributions from Employee’s Annual Base Salary, in accordance with the Pensions Act 2008.

(f)                Employee authorizes the Company to deduct from the Annual Base Salary, or from any sums due to Employee from the Company, any sums which Employee may owe to the Company or the group including without limitation any overpayment of salary or expenses, any debt or loans or any other sum or sums which may be required to be authorized under Section 13 of the Employment Rights Act 1996.

(g)               Employee and the Company shall comply with any applicable minimum notice of termination requirements under any applicable law of England and Wales. Employee acknowledges and agrees that Employee’s severance payments and benefits are subject to adjustment as a result of any notice periods required prior to termination in accordance with the last sentence of Section 6(b) of this Agreement.

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